Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127405

SUPPLEMENT NO. 1, DATED AUGUST 1, 2007, TO THE PROSPECTUS DATED JULY 20, 2007

OF CB RICHARD ELLIS REALTY TRUST

We are providing this Supplement No. 1 to you in order to supplement our prospectus dated July 20, 2007. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 1 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

DESCRIPTION OF PROPERTIES

The following information should be read in conjunction with the information in our prospectus, including the sections “Risk Factors” and “Real Estate Investments.”

Property Acquisitions

On July 27, 2007, we entered into a definitive purchase agreement (the “Agreement”) with Bolingbrook Point Phase III, LLC (“Seller”), an unrelated third-party, to acquire, subject to customary closing conditions, 530 W. North Frontage Road located in Bolingbrook, Illinois (the “Property”). The aggregate contract purchase price for the Property is $18.15 million, exclusive of transaction costs, financing fees and working capital reserves.We anticipate that the acquisition will be funded from the proceeds of our initial public offering. We have provided a deposit of $0.5 million in connection with the execution of the Agreement that is refundable in the event certain closing conditions are not met.

The Property consists of a 185,045 square foot, multi-tenant warehouse distribution building completed in May 2006. The building is 100% leased to two tenants on long-term leases. Kraus Floors, LLC, a joint venture between Kraus Carpet Mills and The Tarkett Group, occupies 86,631 square feet and Compass Group USA, Inc., a managed foodservices company, occupies the remaining 98,414 square feet. While we anticipate this acquisition will close during the third quarter of 2007, the Agreement is subject to a number of contingencies and there can be no assurances that this acquisition will transpire.